Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Vislink Technologies, Inc. on Forms S-1 (File Nos. 333-225975, 333-232451, 333-234265 and 333-236230); Forms S-3 (File Nos. 333-228793 and 333-238013) and Forms S-8 (File Nos. 333-233849, 333-233848, 333-224107, 333-224106, 333-224105, 333-215461, 333-214658, 333-212621, 333-210773, 333-208313, 333-206486, 333-205687, 333-203399) of our report dated April 15, 2021, with respect to our audits of the consolidated financial statements of Vislink Technologies, Inc. as of December 31, 2020 and for each of the two years in the period ended December 31, 2020, which report is included in this Annual Report on Form 10-K of Vislink Technologies, Inc. for the year ended December 31, 2020.

/s/ Marcum llp

Marcum llp

New York, NY

April 15, 2021